Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Joseph Lovechio, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS FIRST-QUARTER 2013 RESULTS AND CONTINUES MARGIN EXPANSION
First-Quarter GAAP EPS Up 166 Percent; Ongoing Business Operations EPS Up 40 Percent
Reaffirms 2013 Full-Year Guidance

BENTON HARBOR, Mich., April 24, 2013 - Whirlpool Corporation (NYSE: WHR) announced today first-quarter GAAP net earnings of $252 million, or $3.12 per diluted share, compared to net earnings of $92 million, or $1.17 per diluted share, reported during the same period last year. Current-quarter GAAP earnings include $1.04 per share of benefits from U.S. energy tax credits. On an adjusted basis, diluted earnings per share(1) improved to $1.97, compared to $1.41 in the prior year, driven by continued favorable product price and mix and the benefit of cost and capacity-reduction initiatives.

Sales in the quarter were $4.2 billion compared to $4.3 billion reported during the same period last year. Excluding the impact of both foreign currency and Brazilian (BEFIEX) tax credits, sales were flat to the prior year.

“The first-quarter results were in line with our expectations and continue to reflect our actions to expand margins, marking the fifth consecutive quarter of year-over-year operating margin improvement,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “We expect to see moderately higher revenue growth, due to continued strength in U.S. housing and improving demand trends internationally, and we are on track to deliver our operating profit margin, earnings and free cash flow guidance for the year.”

First-quarter GAAP operating profit totaled $254 million, compared to $204 million in the prior year. On an adjusted basis, operating profit(2) totaled $280 million, 6.6 percent of sales, compared with $231 million, 5.3 percent of sales, in the prior year. Continued positive product price and mix and the benefit of cost and capacity-reduction initiatives positively impacted results during the quarter.

During the three months ended March 31, 2013, the company reported cash flow used in operating activities of $(305) million compared to cash flow used in operating activities of $(423) million in the prior-year period. On a year-to-date basis, Whirlpool Corporation reported free cash flow(3) use of $(376) million compared to free cash flow use(3) of $(515) million in the prior-year period.

OUTLOOK
Whirlpool Corporation continues to expect full-year diluted earnings per share of $9.80 to $10.30. On an adjusted basis - excluding restructuring charges, Brazilian (BEFIEX) tax credits and U.S. energy tax credits - the company continues to expect full-year adjusted diluted earnings per share(1) of $9.25 to $9.75.

2013 EPS Outlook
GAAP EPS	$9.80–$10.30
Restructuring Expense	1.75
Brazilian (BEFIEX) Tax Credits	(0.81)
U.S. Energy Tax Credits*	(1.50)
Ongoing Business Operations EPS(1)	$9.25–$9.75

*2013 outlook includes the expected impact of $120 million from U.S. energy tax credits.

The company continues to expect to generate free cash flow(3) between $600 million and $650 million. Included in this guidance are restructuring cash outlays of up to $245 million, capital spending of $600 million to $650 million and U.S. pension contributions of up to $140 million.
“We are leveraging our competitive cost structure, preferred brands and innovative products to build upon our positive momentum,” said Fettig. “Continued investments in innovative consumer solutions for the home will enable us to reach our long-term growth goals.”

FIRST-QUARTER REGIONAL REVIEW

Whirlpool North America
Whirlpool North America reported first-quarter sales of $2.2 billion, essentially flat from the previous year. The North American region reported operating profit of $218 million, or 9.7 percent of sales, compared to $151 million in the prior year, or 6.7 percent of sales. Continued favorable product price and mix and cost and capacity-reduction actions positively impacted the quarter.

The company continues to expect full-year 2013 U.S. industry unit shipments to increase in the range of 2 to 3 percent.

Whirlpool Latin America
Whirlpool Latin America reported first-quarter sales of $1.2 billion compared to $1.3 billion in the prior year. Excluding currency translation and Brazilian (BEFIEX) tax credits, sales increased 2 percent on improved product price and mix.

The region reported operating profit of $130 million, compared to $121 million in the prior year. During the first quarters of 2013 and 2012, the company monetized $16 million and $7 million of Brazilian (BEFIEX) tax credits, respectively. On an adjusted basis, operating profit(4) totaled $114 million, approximately 10 percent of sales, versus $114 million, approximately 9 percent of sales, in the prior year. Favorable product price and mix offset unfavorable currency and higher material costs.

The company continues to expect full-year 2013 industry unit shipments to increase in the range of 3 to 5 percent.

Whirlpool Europe, Middle East and Africa
Whirlpool Europe, Middle East and Africa reported first-quarter sales of $668 million compared to $687 million in the prior year.

The region reported an operating loss of $(8) million compared to a $4 million operating profit in the prior year. The year-over-year decline in operating profit was driven by the continued weak environment across the euro zone.

The company continues to expect full-year 2013 industry unit shipments to be flat.

Whirlpool Asia
Whirlpool Asia reported first-quarter sales of $187 million compared to $202 million in the prior year. Excluding the impact of currency, sales decreased 4 percent.

Operating profit of $3 million was down compared to $9 million in the prior year. Favorable product price and mix were more than offset by higher material costs, lower volumes and unfavorable currency.

The company continues to expect full-year 2013 industry unit shipments to increase 3 to 5 percent.

(1) A reconciliation of ongoing business operations/adjusted diluted earnings per share, non-GAAP financial measures, to reported diluted earnings per share and other important information, appears on page 13.
(2) A reconciliation of ongoing business operations/adjusted operating profit, non-GAAP financial measures, to reported operating profit and other important information, appears on page 13.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by / (used in) operating activities and other important information, appears on page 15.
(4) A reconciliation of ongoing business operations/adjusted operating profit by segment, non-GAAP financial measures, to reported operating profit by segment and other important information, appears on page 14.

FIRST-QUARTER 2013 PRODUCT LEADERSHIP, INNOVATION AND AWARDS

Whirlpool Corporation innovation is leading the market. The company's focus for more than a century has been on identifying unique consumer insights, and then designing high-quality products that deliver what consumers want and need. This focus yielded positive results during the first quarter, with strong consumer preference for the company's innovative new product offerings driving improvement in global product mix. The company's efforts were recognized externally with awards for leadership in corporate reputation and citizenship, design and innovation.

Global Leadership:

•
Whirlpool Corporation was recognized as one of Fortune magazine's World's Most Admired Companies in the Home Equipment, Furnishings industry sector. The company finished first in this sector for the third year in a row. Whirlpool Corporation's highest scores in the survey came in the categories of people management, quality of management and global competitiveness.

•
Forbes magazine and the Reputation Institute recognized Whirlpool Corporation as one of the world's Most Reputable Companies for the sixth year. And for the 11th consecutive year, CR magazine recognized Whirlpool Corporation as a 2013 Top 50 Best Corporate Citizen. The awards highlight the company's reputation, corporate citizenship and unique sense of responsibility in the way it operates.

Whirlpool North America Region:

•
Whirlpool brand launched its line of smart appliances with 6th Sense Live technology. Features like Smart Assistant, Smart Stats, Smart Nudges and Smart Alerts enable remote functionality and provide status updates, so users can be confident appliances are running smoothly at home. And by connecting to the Smart Grid used by select utility companies, these appliances optimize and track energy usage.

•
The Maytag brand launched the Maxima XL front-load steam washer with PowerWash cycle that combines extra cleaning action and heated water to fight stains. The Optimal Dose dispenser stores enough detergent for up to 12 loads, and the Overnight Wash & Dry cycle has clothes ready to wear the next day.

•
The Maytag Jetclean Plus dishwasher features a stainless steel tub that cools faster and draws moisture to help prevent spots on glassware and water drops on plastic containers. The ToughScrub™ option and powerful four-blade stainless steel chopper prevent the need to rinse off dried-on food.

•	The Jenn-Air brand Accolade™ ventilation system serves as an impressive design focal point when powerfully and quietly clearing the air and virtually disappears when not in use. The arc-shaped design places ventilation power even closer to the cooking source than traditional systems.

•
Whirlpool brand's Gold series dishwasher with PowerScour and four other Whirlpool Gold series dishwashers earned the Good Housekeeping Seal by the Good Housekeeping Research Institute. The ENERGY STAR® dishwashers scour away baked-on foods and deliver twice the coverage to clean without using an additional drop of water.

•
The Whirlpool Gold French-door bottom-freezer and the Whirlpool Gold 21 cu. ft. top-freezer refrigerator with exterior water dispenser were featured on a leading consumer publication's Hot List of recommended appliances in March.

Whirlpool Latin America Region:

•
The Brastemp Dual Zone wine cellar is a product of truly modern design combined with technological solutions. The wine cellar has storage capacity for 31 bottles and includes two independent temperature control areas that allow simultaneous storage of different types of wine.

•
In one load, the Brastemp Ative! dishwasher can clean enough dishes to serve 12 people. The dishwasher's Smart Sensor technology can automatically program the ideal time and wash cycle based on the amount of dishes and how dirty they are. It also has the exclusive Aquaspray quick rinse system for dishes loaded between meals.

Whirlpool Europe, Middle East and Africa Region:

•	The Whirlpool and Bauknecht brands launched induction ovens that deliver precise baking and cooking results while saving up to 50 percent in time and energy.

•
The Whirlpool brand Art Gallery hood collection received the prestigious Red Dot Design Award 2013 honorable mention. The hood collection includes six interchangeable panels of artwork, which transforms the cooking area into a personal art show.

•
The Bauknecht KOSMOS induction oven received the award for product benefit, innovation, functionality, design and ecology as well as the Best of the Best Gold Award from the KitchenInnovation of the Year Award jury.

•
Four KitchenAid brand small appliances received KitchenInnovation of the Year awards. The KitchenAid brand tea kettle was recognized as Best of the Best, while the brand's food processor, cordless immersion blender and two-slice toaster were recognized for their product benefit, innovation, user experience and design.

Whirlpool Asia Region:

•
In India, the Whirlpool brand Stainwash fully automatic washing machine boasts a unique design as well as a six-step cleaning process that removes 16 types of tough stains through its thermal, chemical and mechanical action.

•	The Whirlpool brand in India launched the Mastermind frost-free refrigerators with new surround cooling technology that provides efficient cooling even with frequent door opening.

•	In China, the Whirlpool Venus BPM Refresh washer with full glass lid and LED touch control uses unique heating technology to enhance cleaning.

•
The Whirlpool 376 MD four-door refrigerator in China features premium aesthetics and outstanding performance. The refrigerator offers flexible space and organization, including a drawer that can fully convert from freezer to fridge.

About Whirlpool Corporation
Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances, with annual sales of approximately $18 billion in 2012, 68,000 employees, and 65 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) inventory and other asset risk; (5)  risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from natural disasters or terrorist attacks; (6) the uncertain global economy; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) Whirlpool's ability to maintain its reputation and brand image; (9) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (10) litigation, tax, and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (11)  product liability and product recall costs; (12) the effects and costs of governmental investigations or related actions by third parties; (13) Whirlpool's ability to obtain and protect intellectual property rights; (14)  the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner;  (15) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans;  (16) information technology system failures and data security breaches; (17) the impact of labor relations; (18) our ability to attract, develop and retain executives and other qualified employees; (19) changes in the legal and regulatory environment including environmental and health and safety regulations; and (20) the ability of Whirlpool to manage foreign currency fluctuations.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIOD ENDED MARCH 31
(Millions of dollars, except per share data)

	2013	2012
Net sales	$4,248	$4,348
Expenses
Cost of products sold	3,522	3,698
Gross margin	726	650
Selling, general and administrative	421	405
Intangible amortization	9	7
Restructuring costs	42	34
Operating profit	254	204
Other income (expense)
Interest and sundry income (expense)	(18)	(17)
Interest expense	(46)	(54)
Earnings before income taxes	190	133
Income tax expense (benefit)	(67)	36
Net earnings	257	97
Less: Net earnings available to noncontrolling interests	5	5
Net earnings available to Whirlpool	$252	$92
Per share of common stock
Basic net earnings available to Whirlpool	$3.18	$1.19
Diluted net earnings available to Whirlpool	$3.12	$1.17
Dividends declared	$0.50	$0.50
Weighted-average shares outstanding (in millions)
Basic	79.3	77.3
Diluted	80.7	78.5
Comprehensive income
Comprehensive income	$226	$194

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	(Unaudited)
	March 31, 2013	December 31, 2012
Assets
Current assets
Cash and equivalents	$750	$1,168
Accounts receivable, net of allowance of $61 and $60, respectively	2,080	2,038
Inventories	2,569	2,354
Deferred income taxes	548	558
Prepaid and other current assets	768	709
Total current assets	6,715	6,827
Property, net of accumulated depreciation of $6,085 and $6,070, respectively	2,961	3,034
Goodwill	1,726	1,727
Other intangibles, net of accumulated amortization of $220 and $211, respectively	1,713	1,722
Deferred income taxes	1,937	1,832
Other noncurrent assets	279	254
Total assets	$15,331	$15,396
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,556	$3,698
Accrued expenses	694	692
Accrued advertising and promotions	310	419
Employee compensation	547	520
Notes payable	1	7
Current maturities of long-term debt	10	510
Other current liabilities	683	664
Total current liabilities	5,801	6,510
Noncurrent liabilities
Long-term debt	2,441	1,944
Pension benefits	1,599	1,636
Postretirement benefits	412	422
Other noncurrent liabilities	492	517
Total noncurrent liabilities	4,944	4,519
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 108 million shares issued and 79 million shares outstanding	108	108
Additional paid-in capital	2,346	2,313
Retained earnings	5,360	5,147
Accumulated other comprehensive loss	(1,563)	(1,531)
Treasury stock, 29 million shares	(1,776)	(1,777)
Total Whirlpool stockholders’ equity	4,475	4,260
Noncontrolling interests	111	107
Total stockholders’ equity	4,586	4,367
Total liabilities and stockholders’ equity	$15,331	$15,396

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIOD ENDED MARCH 31
(Millions of dollars)

	2013	2012
Operating activities
Net earnings	$257	$97
Adjustments to reconcile net earnings to cash used in operating activities:
Depreciation and amortization	129	151
Settlement of Brazilian collection dispute	—	(275)
Changes in assets and liabilities:
Accounts receivable	(58)	—
Inventories	(223)	(207)
Accounts payable	(141)	(2)
Accrued advertising and promotions	(105)	(112)
Taxes deferred and payable, net	(92)	(3)
Accrued pension and postretirement benefits	(45)	(72)
Employee compensation	29	57
Other	(56)	(57)
Cash used in operating activities	(305)	(423)
Investing activities
Capital expenditures	(74)	(92)
Proceeds from sale of assets	3	—
Other	(26)	—
Cash used in investing activities	(97)	(92)
Financing activities
Proceeds from borrowings of long-term debt	499	—
Repayments of long-term debt	(503)	(3)
Dividends paid	(39)	(39)
Net repayments of short-term borrowings	(3)	(1)
Common stock issued	37	11
Other	(5)	(2)
Cash used in financing activities	(14)	(34)
Effect of exchange rate changes on cash and equivalents	(2)	23
Decrease in cash and equivalents	(418)	(526)
Cash and equivalents at beginning of period	1,168	1,109
Cash and equivalents at end of period	$750	$583

SUPPLEMENTAL INFORMATION - CONSOLIDATED CONDENSED STATEMENTS OF INCOME RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which we refer to as "ongoing business operations" measures, including adjusted operating profit, adjusted earnings (loss) before income taxes (hereafter referred to as “adjusted earnings (loss) before tax”), adjusted diluted earnings per share available to Whirlpool common stockholders (hereafter referred to as “adjusted diluted earnings per share”), adjusted operating profit by segment (hereafter referred to as “adjusted segment operating profit”), and free cash flow. Ongoing business operations measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating profit, adjusted earnings before tax, adjusted diluted earnings per share and adjusted segment operating profit are important indicators of our operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating profit, earnings before income taxes, diluted net earnings per share available to Whirlpool common stockholders and cash provided by operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the following reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes, and diluted earnings per share available to Whirlpool common stockholders, for the three months ended March 31, 2013.

	Three Months Ended
	March 31, 2013
	Operating Profit (Loss)	Earnings (Loss) Before Tax	Diluted Earnings (Loss) Per Share
Reported GAAP Measure	$254	$190	$3.12
Restructuring Expense(a)	42	42	0.40
Brazilian Tax Credits (BEFIEX)(b)	(16)	(16)	(0.20)
Energy Tax Credits ($84M)(c)	—	—	(1.04)
Normalized Tax Rate Adjustment(d)	—	—	(0.31)
Adjusted Non-GAAP measure	$280	$216	$1.97

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes, and diluted earnings per share available to Whirlpool common stockholders, for the three months ended March 31, 2012.

	Three Months Ended
	March 31, 2012
	Operating Profit (Loss)	Earnings (Loss) Before Tax	Diluted Earnings (Loss) Per Share
Reported GAAP Measure	$204	$133	$1.17
Restructuring Expense(a)	34	34	0.32
Brazilian Tax Credits (BEFIEX)(b)	(7)	(7)	(0.08)
Adjusted Non-GAAP measure	$231	$160	$1.41

Ongoing Business Operations Measures - Adjusted Segment Operating Profit

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three months ended March 31, 2013.

	Three Months Ended
	March 31, 2013
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Brazilian Tax Credits (BEFIEX)(b)	Adjusted Segment Operating Profit (Loss)
North America	$218	$—	$—	$218
Latin America	130	—	(16)	114
EMEA	(8)	—	—	(8)
Asia	3	—	—	3
Other/Eliminations	(89)	42	—	(47)
Total Whirlpool Corporation	$254	$42	$(16)	$280

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three months ended March 31, 2012.

	Three Months Ended
	March 31, 2012
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Brazilian Tax Credits (BEFIEX)(b)	Adjusted Segment Operating Profit (Loss)
North America	$151	$—	$—	$151
Latin America	121	—	(7)	114
EMEA	4	—	—	4
Asia	9	—	—	9
Other/Eliminations	(81)	34	—	(47)
Total Whirlpool Corporation	$204	$34	$(7)	$231

Footnotes:

a.
During the first quarters of 2013 and 2012, we recorded restructuring charges of $42 million and $34 million, respectively. The diluted earnings per share impacts are calculated based on income tax impacts of $10 million and $9 million, respectively.

b.
During the first quarters of 2013 and 2012, we monetized Brazilian (BEFIEX) tax credits of $16 million and $7 million, respectively. The diluted earnings per share impact is calculated based on an income tax impact of $0 million.

c.
In the first quarter of 2013 we recognized U.S. energy tax credits earned in 2012 and first quarter 2013. The diluted earnings per share impact is calculated based on an income tax benefit of $84 million.

d.	During the first quarter of 2013, we made an adjustment to ongoing business operations EPS to reconcile specific items reported to a full-year effective tax rate of 24%.

Free Cash Flow (2013 Outlook)

As defined by the company, free cash flow is cash provided by operating activities after capital expenditures and proceeds from the sale of assets. The reconciliation provided below reconciles three-month actual 2013 and 2012 and projected 2013 full-year free cash flow with actual and projected cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Three Months Ended March 31,
(millions of dollars)	2013	2012	2013 Outlook
Cash provided by operating activities	$(305)	$(423)	$1,200	–	$1,300
Capital expenditures and proceeds from sale of assets	(71)	(92)	(600)	–	(650)
Free Cash Flow	$(376)	$(515)	$600	–	$650

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